Term Sheet No. J135
To the Underlying Supplement dated September 14, 2009,
Product Supplement No. JPM-I dated March 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 March 29, 2010

Credit Suisse AG
Structured Investments	Credit Suisse $ Auto-callable Index Knock-Out Notes due May 2, 2011 Linked to the S&P 500® Index
General
•
The notes are designed for investors who seek an early exit prior to maturity at a fixed Call Premium expected to be 7.00% (to be determined on the Pricing Date) if, on any one of the weekly Review Dates, the closing level of the S&P 500 Index is at or above the Call Level. Investors should be willing to forgo interest and dividend payments and, if the closing level of the Underlying is less than the Initial Level by more than the Knock-Out Buffer Amount, which is expected to be 20.00% (to be determined on the Pricing Date), on any trading day during the Monitoring Period and, on the Final Review Date, the Final Level is less than the Initial Level, be willing to lose up to 100% of their investment. If the notes are not automatically called and the closing level of the Underlying is not less than the Initial Level by more the Knock-Out Buffer Amount on any trading day during the Monitoring Period, at maturity investors will receive the principal amount of their notes and will have the opportunity to participate in the appreciation of the Underlying, if any, up to 7.00%. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•	The first Review Date, and therefore the earliest date on which a call may be initiated, is April 14, 2010†.
•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing May 2, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The notes are expected to price on or about April 1, 2010 (the “Pricing Date”) and are expected to settle on or about April 7, 2010. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:	The S&P 500 Index. For further information on the Underlying, see “The Reference Indices—The S&P 500® Index” in the accompanying underlying supplement.
Automatic Call:
If the closing level of the Underlying on any Review Date is greater than or equal to the Call Level, the notes will be automatically called for a cash payment per note, as described below and payable on the Call Payment Date.

Call Level:	Expected to be 107% of the Initial Level (to be determined on the Pricing Date).
Payment if Called:	For every $1,000 principal amount of notes, you will be entitled to receive a payment equal to:
$1,000 + ($1,000 × Call Premium)
Call Premium:	Expected to be 7.00% (to be determined on the Pricing Date).
Payment at Maturity:
If the notes are not automatically called the return on the notes at maturity is linked to the performance of the Underlying and will depend on whether a Knock-Out Event has occurred and the extent to which the Underlying Return is positive or negative.

•	If the notes are not automatically called and a Knock-Out Event has occurred, your payment at maturity per $1,000 principal amount of notes will be calculated as follows:
$1,000 + ($1,000 × Underlying Return)
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Final Level is less than the Initial Level.
•
If the notes are not automatically called and a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the greater of (i) the Underlying Return and (ii) zero. In this case, you will be entitled to receive at least the principal amount of your investment at maturity, subject to our ability to pay our obligations as they become due.

Because the notes are subject to an automatic call if the closing level of the Underlying on any Review Date is greater than or equal to the Call Level, the maximum gain on the notes will be limited to the Call Premium of 7.00%. Accordingly, the return on your investment will not exceed 7.00%.

Knock-Out Event:	A Knock-Out Event occurs if, on any trading day during the Monitoring Period, the closing level of the Underlying is less than the Initial Level, by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	Expected to be 20.00% (to be determined on the Pricing Date).
Monitoring Period:	The period from but excluding the Pricing Date to and including the Final Review Date.
Underlying Return:	Final Level – Initial Level Initial Level
Initial Level:	The closing level of the Underlying on the Pricing Date.
Final Level:	The closing level of the Underlying on the Final Review Date.
Review Dates†:	The third business day of each calendar week, commencing on April 14, 2010 and ending on April 27, 2011 (the “Final Review Date”).
Call Payment Date†:	The third business day following the applicable Review Date on which an automatic call occurs.
Maturity Date†:	May 2, 2011
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546EUD4
† Subject to postponement if the scheduled Maturity Date is not a business day or the Final Review Date is not an underlying business day and in the event of a market disruption event as described in the accompanying product supplement under “Description of the Notes—Market disruption events.”
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 3 of this term sheet and “Risk Factors” beginning on page PS-2 of the accompanying product supplement.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, the underlying supplement, product supplement, prospectus supplement and prospectus, if you so request by calling 1-800-221-1037.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$8.00	$992.00
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $992.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed 0.80% of the principal amount of the notes.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

JPMorgan
Placement Agent
March 29, 2010

Additional Terms Specific to the Notes

You should read this term sheet together with the underlying supplement dated September 14, 2009, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909008321/a2194364z424b2.htm

•	Product supplement No. JPM-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003155/a2191793z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This term sheet, together with the documents listed above, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payments at Maturity or upon an Automatic Call for Each $1,000 Principal Amount

The following table and examples illustrate the hypothetical Payments at Maturity or upon an Automatic Call for $1,000 principal amount of notes for a hypothetical range of performance of the Underlying, assuming a hypothetical Initial Level of 1170, a Knock-Out Buffer Amount of 20.00%, a Call Level of 107% of the Initial Level and a Call Premium of 7.00%. The hypothetical results set forth below are for illustrative purposes only. The actual Payment at Maturity or upon an Automatic Call applicable to a purchaser of the notes will be based the closing level of the Underlying on each Review Date, upon whether a Knock-Out Event occurs during the Monitoring Period and on the closing level of the Underlying on the Final Review Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Percentage Change in Underlying Level	Payment if Called	A Knock-Out Event Does Not Occur During the Monitoring Period		A Knock-Out Event Does Occur During the Monitoring Period
			Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
2340.00	100.00%	$1,070.00	N/A	N/A	N/A	N/A
2223.00	90.00%	$1,070.00	N/A	N/A	N/A	N/A
2106.00	80.00%	$1,070.00	N/A	N/A	N/A	N/A
1989.00	70.00%	$1,070.00	N/A	N/A	N/A	N/A
1872.00	60.00%	$1,070.00	N/A	N/A	N/A	N/A
1755.00	50.00%	$1,070.00	N/A	N/A	N/A	N/A
1638.00	40.00%	$1,070.00	N/A	N/A	N/A	N/A
1521.00	30.00%	$1,070.00	N/A	N/A	N/A	N/A
1404.00	20.00%	$1,070.00	N/A	N/A	N/A	N/A
1251.90	7.00%	$1,070.00	N/A	N/A	N/A	N/A
1246.05	6.50%	N/A	6.50%	$1,065.00	6.50%	$1,065.00
1199.25	2.50%	N/A	2.50%	$1,025.00	2.50%	$1,025.00
1181.70	1.00%	N/A	1.00%	$1,010.00	1.00%	$1,010.00
1170.00	0.00%	N/A	0.00%	$1,000.00	0.00%	$1,000.00
1111.50	-5.00%	N/A	0.00%	$1,000.00	-5.00%	$950.00
1053.00	-10.00%	N/A	0.00%	$1,000.00	-10.00%	$900.00
936.00	-20.00%	N/A	0.00%	$1,000.00	-20.00%	$800.00
819.00	-30.00%	N/A	N/A	N/A	-30.00%	$700.00
702.00	-40.00%	N/A	N/A	N/A	-40.00%	$600.00
585.00	-50.00%	N/A	N/A	N/A	-50.00%	$500.00
468.00	-60.00%	N/A	N/A	N/A	-60.00%	$400.00
351.00	-70.00%	N/A	N/A	N/A	-70.00%	$300.00
234.00	-80.00%	N/A	N/A	N/A	-80.00%	$200.00
117.00	-90.00%	N/A	N/A	N/A	-90.00%	$100.00
0.00	-100.00%	N/A	N/A	N/A	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The closing level of the Underlying increases from the Initial Level of 1170 to a closing level of 1404 on a Review Date. Because the closing level of the Underlying on a Review Date is greater than or equal to the Call Level, the notes are automatically called and the investor would be entitled to receive a payment of $1,070.00 per $1,000 principal amount of notes on the Call Payment Date, calculated as follows:

$1,000 + ($1,000 × 7%) = $1,070.00

Example 2: The notes are not automatically called, a Knock-Out Event has not occurred and the level of the Underlying increases from the Initial Level of 1170 to a Final Level of 1246.05. Because a Knock-Out Event has not occurred and the Underlying Return of 6.50% is greater than zero, the investor would be entitled to receive a payment at maturity of $1,065.00 per $1,000 principal amount of notes, calculated as follows:

$1,000 + ($1,000 × 6.50%) = $1,065.00

Example 3: The notes are not automatically called, a Knock-Out Event has not occurred and the level of the Underlying decreases from the Initial Level of 1170 to a Final Level of 1053. Because a Knock-Out Event has not occurred and the Underlying Return of -10% is less than zero, the investor would be entitled to receive a payment at maturity of $1,000.00 per $1,000 principal amount of notes.

Example 4: The notes are not automatically called, a Knock-Out Event has occurred and the level of the Underlying decreases from the Initial Level of 1170 to a Final Level of 1053. Because a Knock-Out Event has occurred and the Underlying Return is -10%, the investor would be entitled to receive a payment at maturity of $900 per $1,000 principal amount of notes, calculated as follows:

$1,000 + ($1,000 × -10%) = $900

Example 5: The notes are not automatically called, a Knock-Out Event has occurred and the level of the Underlying increases from the Initial Level of 1170 to a Final Level of 1246.05. Because the Underlying Return is 6.50%, even though a Knock-Out Even has occurred, the investor would be entitled to receive a payment at maturity of $1,065.00 per $1,000 principal amount of notes, calculated as follows:

$1,000 + ($1,000 × 6.50%) = $1,065.00

Selected Purchase Considerations

•
APPRECIATION POTENTIAL – If the notes are not automatically called, the notes provide the opportunity to participate in the appreciation of the Underlying at maturity. If the notes are not automatically called and a Knock-Out Event has not occurred, you will be entitled to receive at maturity at least $1,000 for every $1,000 principal amount of notes. Even if a Knock-Out Event has occurred, if the Final Level is greater than the Initial Level, in addition to the principal amount, you will be entitled to receive at maturity a return on the notes equal to the Underlying Return. However, the return on your investment, whether at maturity or upon an automatic call, will not exceed the Call Premium of 7.00% and you will not receive more than $1,070 for every $1,000 principal amount of notes. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE – While the original term of the notes is just over one year, the notes will be called before maturity if the closing level of the Underlying is at or above the Call Level on any Review Date and you will be entitled to receive a cash payment equal to $1,000 plus the product of $1,000 and the Call Premium of 7.00%, which represents the maximum gain on the notes.

•
DIVERSIFICATION OF THE S&P 500 INDEX – The return on the notes is linked to the S&P 500 Index. The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Underlying, see the information set forth under “The Reference Indices—The S&P Indices—The S&P 500® Index” in the accompanying underlying supplement.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to “Certain United States Federal Income Tax Considerations” in this term sheet for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your principal amount. If the notes are not automatically called, you could lose up to $1,000 per $1,000 principal amount of notes. If the Final Level is less than the Initial Level and a Knock-Out Event occurs during the Monitoring Period, you will lose 1% of your principal for each 1% decline in the Final Level as compared to the Initial Level. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
THE NOTES DO NOT PAY INTEREST – We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Underlying. Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Underlying, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the notes, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
YOUR PROTECTION MAY TERMINATE DURING THE TERM OF THE NOTES – The notes are subject to closing level monitoring. As a result, if the notes are not automatically called and the closing level of the Underlying on any trading day during the Monitoring Period is less than the Initial Level by more than the Knock-Out Buffer Amount of 20.00%, you will at maturity be fully exposed to any depreciation in the Underlying. Under these circumstances, if the Final Level is less than the Initial Level, you will lose 1% of the principal amount of your investment for every 1% decrease in the Final Level as compared to the Initial Level. You will be subject to this potential loss of principal even if the Underlying subsequently increases such that the level of the Underlying is less than the Initial Level by not more than the Knock-Out Buffer Amount of 20.00%. Under these circumstances, you may lose some or all of your investment at maturity and will be fully exposed to any depreciation in the Underlying.

•
LIMITED RETURN ON THE NOTES – Your potential gain on the notes will be limited to the Call Premium of 7.00%, regardless of the appreciation of the Underlying, which may be significant. Because the closing level of the Underlying at various times during the term of the notes could be higher than the closing levels of the Underlying on the Review Dates and at maturity, you may receive a lower payment if the notes are automatically called or redeemed at maturity, as the case may be, than you would if you had invested directly in the Underlying.

•
REINVESTMENT RISK – If your notes are called early, the term of the notes may be reduced to as short as one week. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to the Maturity Date.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlying.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the closing level of the Underlying during the Monitoring Period, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the likelihood of an automatic call;

o	whether the closing level of the Underlying is less than the Initial Level, by more than the Knock-Out Buffer Amount;

o	the expected volatility of the Underlying;

o	the time to maturity of the notes;

o	the dividend rate on the stocks comprising the Underlying;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Underlying or stock markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on any Review Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500 Index based on the closing levels of the Underlying from January 1, 2005 through March 26, 2010. The closing level of the Underlying on March 26, 2010 was 1166.59. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The price source for determining the Final Level will be the Bloomberg page “SPX” or any successor page.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the level of the Underlying on any trading day during the Monitoring Period, including on any Review Date. We cannot give you assurance that the performance of the Underlying will result in any return of your investment.

For further information on the S&P 500 Index, see “The Reference Indices—The S&P 500® Index” in the accompanying underlying supplement.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlying that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute “contingent payment debt instruments” that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Legislation Affecting Securities Held Through Foreign Accounts

Congress recently enacted the “Hiring Incentives to Restore Employment Act” (the “Act”).  Under the Act, a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime is proposed to apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  These changes will apply to payments made on or after September 14, 2010.  In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Foreign Accounts

The Act also requires individual taxpayers with an interest in any “specified foreign financial asset” to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include, among others, (i) any security issued by a non-United States person, and (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person.  Depending on the value of your investment in the securities, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $8 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For further information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse